UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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GOVERNMENT PROPERTIES TRUST, INC.

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Government Properties Trust, Inc.
13625 California Street, Suite 310
Omaha, Nebraska 68154
April 26, 2006
Dear Stockholders:
The Government Properties Trust, Inc. 2006 annual meeting of stockholders will be held at 1:00 p.m. local time on Thursday, June 1, 2006 at the Omaha Regency Marriott located at 10220 Regency Circle, Omaha, Nebraska.
The formal notice of meeting and proxy statement and accompanying proxy card describe the matters to be acted upon at the meeting.
Whether or not you plan to attend the annual meeting, please ensure your shares are represented by signing, dating, and returning your proxy card in the enclosed envelope.
Very truly yours,
Jerry D. Bringard
Chairman of the Board

Notice of 2006 Annual Meeting
of Stockholders
Date:      Thursday, June 1, 2006
Time:      1:00 p.m. local time
Place:     Regency Marriott Hotel
                10220 Regency Circle
                Omaha, Nebraska 68114
Matters to be considered:

•	Election of Directors
•	Ratification of selection of independent auditor
•	Any other matters that may properly be brought before the meeting
By order of the Board of Directors
John D. Ellsworth
Corporate Secretary
April 26, 2006

Proxy Statement

Your vote is very important. If you are unable to attend this year’s annual meeting, the Board of Directors requests that you allow your common stock to be represented at the meeting by the proxies named on the enclosed proxy card. This proxy statement is being sent to you in connection with this request and has been prepared for the Board by our management. The terms “we”, “our”, “GPT” and the “Company” all refer to Government Properties Trust, Inc. The proxy statement is being sent to our stockholders on or about April 26, 2006.

General information about the meeting

Who can vote	You may vote your GPT common stock if our records showed that you owned your shares on April 19, 2006. At the close of business on that date, a total of 20,763,136 shares of our common stock were outstanding and entitled to vote. Each share of GPT common stock has one vote. The enclosed proxy card shows the number of shares that you may vote. Your vote is confidential and will not be disclosed to persons other than those recording the vote, except as may be required by law or as authorized by you.

Voting your proxy	If you own your common stock through a broker, bank or other nominee, you will receive instructions from them that you must follow to vote your shares.
If you own your shares directly in your own name, you may instruct the proxies how to vote your common stock by signing, dating and mailing the proxy card in the postage paid envelope that we have provided for you. You can always come to the meeting and vote your shares in person. Whichever method you use, the proxies will vote your shares in accordance with your instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be presented	We are not aware of any matters that will be presented other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxies will use their judgment to determine how to vote your shares. If the meeting is adjourned, the proxies can vote your common stock on the new meeting date as well, unless you have revoked your proxy instructions.

Revoking your proxy	You may revoke your proxy instructions at any time before the meeting. To do so, you must:

• advise our Corporate Secretary in writing;
• deliver new proxy instructions; or
• attend the meeting and vote your shares in person.

How votes are counted	We will hold the annual meeting if a majority of our outstanding common stock is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting.
If you own your shares through a bank, broker or other nominee (in “street name”) and you do not instruct your nominee how to vote your shares, your nominee may either leave your shares unvoted or vote your shares on the matters that will be considered at the annual meeting.

If your shares are held in street name, your nominee cannot vote on matters that are not routine if you have not provided it with voting instructions. Your shares will constitute “broker non-votes.” Broker non-votes count for quorum purposes, but we do not count broker non-votes as votes for or against any proposal.

Cost of this proxy	We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit stockholders personally, by telephone, by e-mail or by facsimile. Our employees will not receive any additional compensation for doing this. We will, on request, reimburse banks, brokers and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instruction.

Attending the annual meeting	If you are a holder of record and plan to attend the annual meeting, please indicate this when you vote. The lower portion of the proxy card is your admission ticket. If you own your common stock through a broker, bank or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote in person common stock that you own through a nominee, you must get a written proxy in your name from the broker, bank or other nominee that holds your shares.

PROPOSAL 1:

Election of directors

Our Board of Directors currently consists of six Directors. Our Nominating and Governance Committee has nominated six Directors for election at this annual meeting. If elected, the nominees will serve until our 2007 annual meeting and until their successors are elected and qualified.
Spencer I. Browne, a former Director, passed away in 2005. The Board, through its Nominating and Governance Committee, thereafter initiated the process of selecting a replacement.
As of the date of this proxy statement, the selection process was continuing. Pursuant to our bylaws, once a replacement has been selected by the Board, that individual will be expected to serve until our 2007 annual meeting of stockholders. Until a replacement has been selected, Jerry Bringard is serving as acting Chairman of the Compensation Committee.

Policy on candidates	The Nominating and Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. The committee may in its discretion retain third party search firms to identify potential candidates. Stockholders wishing to recommend Director candidates for consideration by the committee can do so by writing to our Corporate Secretary at 13625 California Street, Suite 310, Omaha, Nebraska 68154, giving the candidate’s name, biographical data and qualifications. Our Corporate Secretary will, in turn, deliver any stockholder recommendations for Director candidates prepared in accordance with our bylaws to the committee. Any such recommendation must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a Director.

Description of selection process	The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for Director. The committee assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the committee considers various potential candidates for director. Potential candidates may come to the attention of the committee through current Board members, search firms, stockholders or other persons. These candidates will be evaluated at meetings of the committee and may be considered at any point during the year. The committee will also consider properly submitted stockholder nominations for candidates for the Board. In evaluating potential nominees for Board membership, the Nominating and Governance Committee assesses individuals who the committee believes can provide balance to the Board as between their knowledge of the Company’s business, their prior experience with other boards and management, and their specific skills such as skills in accounting, finance or law,

Information about the nominees	Each nominee is currently a Director. Each nominee has agreed to be named in this proxy statement and to serve if elected. Each nominee has attended at least 75% of the meetings of the Board and committees on which the nominee has served. There is no significant family relationship either by blood or by marriage between any of the nominees.
Jerry D. Bringard (age 69)
Mr. Bringard has been Chairman of our Board of Directors since our inception in 2002, and was our interim President and Chief Executive Officer from our inception until June 2003. As Chairman, Mr. Bringard presides over the regularly scheduled executive sessions of the non-management Directors. Mr. Bringard also serves as the acting Chairman of the Compensation Committee of the Board until a seventh director has been selected. Mr. Bringard retired in June 1998 as Vice President-General Counsel of Ford Motor Credit Company and as a member of its executive committee, having been employed by Ford Credit for 38 years. Since that time, Mr. Bringard has focused on educational and philanthropic activities. He is a past President and Chief Executive Officer of William Tyndale College and a member of its Board of Directors. He is a past Chairman of the Law Committee of the American Financial Services Association and is Chairman-Emeritus of The Conference on Consumer Finance Law.
Robert M. Ames (age 63)
Mr. Ames was elected to the Board of Directors in 2003 and is Chairman of the Audit Committee. He is the President and Chief Executive Officer of Minute Man Printing, Inc. and CopyCat, Inc., positions he has held for more than five years. Mr. Ames previously was Executive Vice President of Commercial Federal Corporation, a Nasdaq-traded bank holding company headquartered in Omaha, Nebraska with commercial banking branches in seven states, where he was responsible for strategic planning and non-branch activities, including mortgage operations, leasing and real estate investments. Prior thereto, Mr. Ames was an audit manager with Deloitte & Touche and an audit partner with Ernst & Young.

Philip S. Cottone (age 66)
Mr. Cottone was elected to the Board of Directors in 2004 and is Chairman of the Nominating and Governance Committee. He has been the President of Property Trust Advisory Corporation, a real estate advisory firm, since 1987 and the Chairman of Ascott Investment Corporation, a real estate development and private investment company, since 1982. Mr. Cottone also currently serves Vice President of Universal Field Services (“Universal”), a Tulsa, Oklahoma, right-of-way acquisition and engineering services firm. He is a lead director of Boston Capital Real Estate Investment Trust, and a director of RC Company, Inc., a Paoli, Pennsylvania general contractor, and an affiliate of Universal. From 1977 through 1983, and again from 1998 through 2002, Mr. Cottone was General Counsel and a member of the Executive Committee of the International Right of Way Association. Mr. Cottone is a Counselor of Real Estate and was the Chairman of the Board of the Counselors in 2004. He was the Vice Chairman of the Board of Governors of the National Association of Securities Dealers, Inc. in 1993 and a Governor from 1990 to 1993.
Robert A. Peck (age 58)
Mr. Peck was elected to the Board of Directors in 2003 and is Chairman of the Finance Committee. He is a Senior Vice President of The Staubach Company, a real estate development and consulting firm. Mr. Peck’s office with that entity is located in Washington, D.C. He was President of the Greater Washington Board of Trade, the regional chamber of commerce for Washington D.C. and its Virginia and Maryland suburbs from October 2001 until December, 2006. From 1995 to 2001, Mr. Peck was the appointed Commissioner of the Public Buildings Service of the General Services Administration. In this capacity, he was in charge of nationwide asset management, design, construction, leasing, building operations, security and disposals for a real estate portfolio of more than 340 million square feet in more than 8,300 public and private buildings accommodating over one million federal workers. He oversaw an annual budget of approximately $5.5 billion, more than 90% of it contracted out, and a workforce of about 7,300.
Thomas D. Peschio (age 65)
Mr. Peschio has been our President since June 2003 and a Director since our inception. From 1997 to December 2003, Mr. Peschio was a stockholder, a member of the Board of Directors and Executive Vice President of The Lund Company in Omaha, Nebraska, a commercial real estate brokerage and management firm with 33 affiliated investment partnerships and with property management responsibility for over 70 commercial properties. In this capacity, Mr. Peschio was responsible for brokerage activities of 20 licensed sales persons, property acquisitions, dispositions, investments, leasing, marketing and administrative activities.
Richard H. Schwachter (age 61)
Mr. Schwachter has been a Director since our inception and is Chairman of the Real Estate Investment Committee. Mr. Schwachter has been continually engaged in the private practice of law since 1969, focusing on real estate and securities law. He has been a general partner and or owner of strip shopping centers, apartment complexes, and government subsidized housing projects. He was for many years a consultant to Concord Assets Group, a company that was one of the largest owners of strip shopping centers in the country.

Vote required	Directors are elected by a plurality of the votes cast at the meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes withheld for any nominee will not be counted.

Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxies will vote your common stock to approve the election of any substitute nominee proposed by the Board of Directors. The Board may also choose to reduce the numbers to be elected, as permitted by our bylaws.

Board recommendation	The Board of Directors unanimously recommends that you vote ‘FOR‘ each nominee.

The Board	GPT is governed by a Board of Directors and various committees of the Board that meet throughout the year. Directors discharge their responsibilities throughout the year at Board and committee meetings and also through other communications with the chairman, chief executive officer and others regarding matters of concern and interest to the Company. During 2005, the Board met four times.
The Board of Directors has regularly scheduled meetings of non-management directors. If you wish to communicate with our chairman or the non-management Directors as a group, please follow the procedures set forth below under ‘Stockholder communications.‘ The chairman of our Board of Directors presides over all meetings of non-management Directors.

Director Independence	Under applicable rules of the New York Stock Exchange, a majority of the members of the Board of Directors must be independent, and no Director qualifies as independent unless the Board of Directors affirmatively determines that the Director has no material relationship with GPT, other than as a Director. The Board has affirmatively determined that each non-employee Director is ‘independent‘ as that term is defined in the applicable New York Stock Exchange rules.
No non-employee Director has any material relationship with the Company other than as a director. Mr. Peschio is not independent because he is employed as an executive officer of GPT.

Committees	The Board has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, a Finance Committee and a Real Estate Investment Committee. The following describes for each committee its current membership and its mission.

Audit Committee	Robert M. Ames (Chair), Jerry D. Bringard, and Philip S. Cottone
The Audit Committee, met five times in 2005. The Audit Committee assists the Board in its oversight responsibility to our stockholders and others relating to: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) the qualifications and independence of our independent auditors; and (iv) the performance of our internal audit function and independent auditors. The Audit Committee also:
• has sole authority to appoint or replace our independent auditors;
• pre-approves all audit and permitted non-audit engagement fees, scope and terms with our independent auditors; and
• meets at least quarterly with our senior executive officers and our independent auditors in separate executive sessions.

The Audit Committee is also responsible for preparing the Audit Committee report required by SEC rules, which is included in this proxy statement on page 18. The Board has adopted a written charter for the Audit Committee. The Audit Committee Charter is available on the Company’s website at www.gptrust.com.
The Board has determined that each Audit Committee member is independent in accordance with New York Stock Exchange listing standards and SEC regulations, and that Robert M. Ames is an Audit Committee financial expert as defined by the SEC.

Compensation Committee	Jerry D. Bringard (acting Chair), Philip S. Cottone and Richard H. Schwachter
The Compensation Committee met four times in 2005. The principal functions of the Compensation Committee are to:
• evaluate the performance of our senior executives, develop acceptable terms for annual bonuses for senior executives and recommend bonus compensation to senior executives, if deemed appropriate;
• review and approve senior executive compensation plans, policies and programs;
• consider the design and competitiveness of our compensation plans; and
• administer and review changes to our incentive, share option and restricted share and long-term incentive plans under the terms of the plans.
The committee reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and recommends to the board the chief executive officer’s compensation levels based on its evaluation. The committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of chief executive officer or senior executive compensation.
The Compensation Committee is also responsible for preparing the Compensation Committee report required by SEC rules, which is included in this proxy statement on page 16.
The Board has determined that each Compensation Committee member is independent in accordance with New York Stock Exchange listing standards.

Nominating and Governance Committee	Philip S. Cottone (Chair), Robert M. Ames, Jerry D. Bringard and Richard H. Schwachter
The Nominating and Governance Committee met four times in 2005. It is responsible for seeking and considering from a variety of sources, including stockholders who propose candidates, and recommending to the Board qualified candidates for election as Directors and recommending a slate of nominees for election as Directors at the annual meeting. In doing so, the committee has periodically discussed the various attributes and qualifications that would make for a good director in the Company. This process of evaluation is the same without regard to whether a potential candidate is brought to the committee’s attention by another director, one or more stockholders, an officer or an outside source. It also periodically prepares and submits to the Board for adoption the committee’s selection criteria for director nominees. For further details on this subject, please see the information above under the heading ‘Description of selection process.’

The committee also reviews and makes recommendations on matters involving general operation of the Board and our corporate governance, and it annually recommends to the Board nominees for each committee of the Board.
In addition, the committee annually facilitates the assessment of the Board of Director’s performance as a whole and of the individual directors and reports thereon to the Board. The committee has the sole authority to retain and terminate any search firm to be used to identify Director candidates.
The Board has determined that each Nominating and Governance Committee member is independent in accordance with New York Stock Exchange listing standards.

Finance Committee	Robert A. Peck (Chair), Robert M. Ames and Thomas D. Peschio
The Finance Committee met four times in 2005. It monitors the present and future capital requirements and opportunities pertaining to our business. The Finance Committee reviews and provide guidance to the full Board and management about all proposals concerning our major financial policies, including:
• Policies relating to our cash needs, stockholder distributions, share repurchases and investments;
• Strategic planning and budgeting;
• Adjustments to our capital structure;
• Insurance and risk management;
• Tax planning and compliance;
• Proposed mergers, acquisitions, divestitures and strategic investments; and
• Other transactions or financial issues that management desires to have reviewed by the committee.
The Finance Committee also has the authority to designate the officers and employees of GPT who can execute documents and act on behalf of GPT in the ordinary course of business pursuant to previously approved banking, borrowing, and other financing agreements.

Real Estate Investment Committee	Richard H. Schwachter (Chair), Philip S. Cottone, Robert A. Peck and Thomas D. Peschio
The Real Estate Investment Committee met four times in 2005. It reviews and approves properties for acquisition by GPT and performs such other functions as may be specified from time to time by the Board. In addition, the committee can authorize management to proceed with any property acquisition that has a purchase price of between $18,000,000 and $35,000,000. The acquisition of property having a purchase price in excess of $35,000,000 requires full Board approval. Acquisitions of properties having a purchase price of less than $18,000,000 can be approved by management.

Information about current executive officers

Our executive officers are set forth below. There is no significant relationship either by blood or by marriage between our executive officers.
Thomas D. Peschio (age 65) Mr. Peschio has been our President and Chief Executive Officer since June 2003. His relevant experience is discussed above under “Information about the nominees.”
Nancy D. Olson (age 54)
Ms. Olson has been our Chief Financial Officer since September 2003. From April 1999 to December 2003, Ms. Olson was the vice president of administration and finance of The Lund Company, where she has been responsible for developing, directing and managing the accounting, human resources and office administration functions of The Lund Company. From August 1998 through April 1999, Ms. Olson was engaged in philanthropic activities. From June 1986 through July 1998, Ms. Olson served as the chief financial officer for the Visiting Nurse Association of the Midlands, an organization with a $20 million budget and over 450 employees. In that position she established internal accounting standards, oversaw and managed all financial reporting to the financial committee of its board of directors and negotiated all engagements with that organization’s outside auditors.

PROPOSAL 2:

Ratification of selection of independent auditors

The Audit Committee has selected the registered public accounting firm of Ernst & Young LLP as the independent auditors to perform the audit of our consolidated financial statements and management’s assessment of our internal control over financial reporting for 2006. Ernst & Young LLP was our independent auditors for the year ended December 31, 2005.
We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent auditors for 2006. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
All services provided by Ernst & Young LLP have been reviewed with our Audit Committee and senior management to confirm that the performance of such services meets regulatory requirements for auditor independence.

Fees	The following table summarizes the fees billed by Ernst & Young LLP for services performed during 2005 and 2004.

Aggregate Fees	2005	2004

Audit	$505,645	$306,180
Audit-related	4,500	30,639
Tax	—	66,858
All other	2,500	2,500

Total	$512,645	$406,177

Audit Fees – Audit fees consist of fees paid for the audits of our annual financial statements and audit of our internal control over financial reporting, reviews of our quarterly reports on Form 10-Q, and audits of prospective acquisition properties pursuant to Item 3-14 of Regulation S-X.
Audit-Related Fees – Audited-related fees in 2005 consisted of fees paid in connection with our filing on Form S-3. Audit-related fees in 2004 consisted of fees paid in connection with our filing on Form S-8 and for accounting services related to our transition in becoming a self-managed, self-administered company.
Tax Fees – Tax fees consist of tax compliance fees and tax consultation fees. Tax compliance fees totaled $28,000 in 2004 and consisted of services relating to federal and state estimated tax calculations and tax returns. Tax consultation fees totaled $38,858 in 2004 and consisted of tax advice related to acquisitions of properties.
All Other Fees – All other services consisted of fees paid to access Ernst & Young LLP’s accounting and research database.
A representative of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.

Pre-Approval Policy	The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditors. In accordance with this policy, the Audit Committee’s practice is to approve annually all quarterly and annual audit services and, on a case-by-case basis, other audit and permissible non-audit services to be provided by the independent auditors during the year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditors’ independence.

Vote required	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote is needed to approve the ratification of Ernst & Young LLP as the Company’s independent auditors for 2006. Abstentions will have the effect of a vote ‘against‘ this proposal. Broker non-votes will have no effect on the outcome of the vote.

Board recommendation	Our Board of Directors unanimously recommends that you vote “FOR” the ratification of Ernst & Young LLP as the Company’s independent auditors for 2006.

COMPENSATION

Director compensation

Director Fees	Each Director is paid a Director’s fee of $25,000 per year. Directors also receive a fee of $1,000 for each Board meeting attended. We pay directors a fee of $10,000 per year for service as Chairman of our Board of Directors, $7,500 per year for service as Chairman of our Audit Committee, $6,000 per year for service as the Chairman of our Compensation Committee and $5,000 per year for service as Chairman for any other of our committees. Each Director is also paid a fee of $1,250 per committee meeting attended, except when the committee meeting is on the same day as a Board meeting. In addition, we reimburse all Directors for reasonable out-of-pocket expenses incurred in connection with their services on the Board of Directors. Directors who are employees receive no additional compensation for their service as a Director.

Stock Grants	Each non-employee Director is also granted 2,000 shares of our restricted common stock each year. Each non-employee Director, other than Messrs. Bringard and Schwachter, received a one-time grant of 2,500 shares of our restricted common stock in connection with their initial election to the board. Messrs. Bringard and Schwachter each received a one-time grant of 15,000 shares of our restricted stock in 2004.
Director Compensation Table

Executive compensation

Summary Compensation Table

					Long Term Compensation

					Awards

	Annual Compensation

			Other Annual		Restricted Stock	All Other
Name	Salary	Bonus(2)	Compensation		Award(s)(3)	Compensation

Thomas D. Peschio President/CEO	$362,950	$145,180	$32,017	(1)	$—	$121,484	(4)
Nancy D. Olson Treasurer/CFO	$134,810	$13,463	$—		$51,418	$22,244	(5)

(1) – Represents payroll taxes paid by the Company on behalf of Mr. Peschio related to officer life insurance premiums.
(2) – A cash bonus of $145,180 was awarded to Mr. Peschio by the Compensation Committee on February 22, 2006 pursuant to the terms for his earning a performance bonus as approved by the Compensation Committee in 2005. Further details are set forth in the Compensation Committee report herein on page 16. Ms. Olson was awarded a cash bonus of $13,463 as one of a number of GPT employees who received bonuses for 2005 based upon individual and Company performance.

(3) – On February 27, 2004, Mr. Peschio was granted 100,000 shares of restricted stock. These shares vest 20% on each anniversary of the date of grant. On February 17, 2005, Mr. Peschio was granted 14,198 shares of restricted stock in lieu of his 2004 cash bonus. These shares vest upon the earlier of Mr. Peschio’s termination of employment or January 25, 2009. Mr. Peschio may vote and receive dividends with respect to all shares of restricted stock granted to him. As of December 31, 2005, Mr. Peschio held an aggregate of 94,198 shares of restricted stock, which had a value of $878,867 based on our closing stock price of $9.33 per share on such date.
On February 27, 2004, Ms. Olson was granted 28,980 shares of restricted stock. These shares vest 33% on the first anniversary of the date of grant and 2.77% each month thereafter. On December 10, 2004, Ms. Olson was granted 778 shares of restricted stock in lieu of her 2004 cash bonus. These shares vest 33.3% immediately and 33.3% annually on each anniversary of the date of grant thereafter. On February 22, 2006, Ms. Olson was granted 1,443 shares of restricted stock in addition to her 2005 cash bonus. These shares vest 33.3% immediately and 33.3% annually on each anniversary of the date of grant thereafter. Also on February 22, 2006, Ms. Olson was granted 4,068 shares of restricted stock in lieu of her 2005 cash bonus. These shares vest 33.3% on each anniversary of the date of grant thereafter. Ms. Olson may vote and receive dividends with respect to all shares of restricted stock granted to her. As of December 31, 2005, Ms. Olson held an aggregate of 11,530 shares of restricted stock, which had a value of $107,575 based on our closing stock price of $9.33 per share on such date.
(4) – Includes $57,389 as dividends on unvested restricted stock, $16,940 for automobile reimbursement, $25,082 for Company-paid life insurance premiums and $8,400 for employer matching contributions under the Company’s 401(k) plan.
(5) – Includes $11,903 as dividends on unvested restricted stock and $5,654 for employer matching contributions under the Company’s 401(k) plan.

Security ownership

The following table summarizes the beneficial ownership of our common stock as of April 1, 2006 for:

• each person who we know beneficially owns more than 5% of our common stock; • each Director and nominee for Director; • each executive officer; and • all Directors and officers as a group.
Except as otherwise noted, each person named below has sole voting and investment power with respect to such securities.

		Percent of
Name of Beneficial Owner	Number of Shares Beneficially Owned	Class

Marisco Capital Management, LLC(1)	2,510,895	12.09%
Hotchkis and Wiley Capital Management, LLC(2)	2,400,960	11.56%
Cadmus Capital Management LLC(3)	1,927,474	9.28%
Heartland Advisors, Inc.(4)	1,666,700	8.10%
Eubel Brady & Suttman Asset Management, Inc.(5)	1,559,670	7.53%
Wells Fargo & Company(6)	1,212,714	5.93%
Wells Fargo & Company(7)	1,144,424	5.53%

Robert M. Ames	12,500	*
Jerry D. Bringard(8)	24,200	*
Phillip S. Cottone	8,750	*
Nancy D. Olson	36,369	*
Robert A. Peck	10,000	*
Thomas D. Peschio	129,948	*
Richard H. Schwachter	16,250	*
All directors and executive officers as a group (7 persons)	238,017	1.15%

* Less than 1.0 percent.
(1) Based on information provided by Marsico Capital Management, LLC in Schedule 13G filed with the SEC on February 13, 2006. Marsico Capital Management, LLC’s address is 1200 17th Street, Suite 1600, Denver, Colorado 80202-5824. Marsico Capital Management has sole voting and dispositive power with respect to all shares.
(2) Based on information provided by Hotchkis and Wiley Capital Management, LLC in Schedule 13G/A filed with the SEC on February 13, 2006. Hotchkis and Wiley Capital Management, LLC’s address is 725 South Figueroa Street, 39th Floor, Los Angeles, California 90017. Hotchkis and Wiley Capital Management LLC has sole voting power with respect to 1,985,660 shares and sole dispositive power with respect to 2,400,960 shares.
(3) Based on information provided by Cadmus Capital Management, LLC in Schedule 13G/A filed with the SEC on February 9, 2006. Cadmus Capital Management, LLC’s address is 150 East 52nd Street, 27th Floor, New York, New York 10022. Cadmus Capital Management LLC shares voting and dispositive power over all shares with Jed Bonnem and Chris Vulliez.
(4) Based on information provided by Heartland Advisors, Inc. in Schedule 13G filed with the SEC on February 3, 2006. Heartland Advisors, Inc. address is 789 North Water Street, Milwaukee, Wisconsin 53202. Heartland Advisors, Inc. and William J. Nasgouitz have shared voting power with respect to 1,484,100 shares and shares dispositive power over all shares.

(5) Based on information provided by Eubel Brady & Suttman Asset Management, Inc. in Schedule 13G filed with the SEC on February 14, 2006. Eubel Brady & Suttman Asset Management, Inc. address is 7777 Washington Village, Suite 210, Dayton, Ohio 45459. Eubel Brady & Suttman Asset Management, Inc. shares voting and dispositive power over all shares with Messrs. Eubel, Brady, Suttman, Hazel and Holtgreive.
(6) Based on information provided by Wells Fargo & Company in Schedule 13G filed with the SEC on March 1, 2006. Wells Fargo & Company address is 420 Montgomery Street, San Francisco, California 94104. Wells Fargo & Company has sole voting power with respect to 1,203,579 shares and sole dispositive power with respect to 1,212,714 shares.
(7) Based on information provided by Wells Fargo Capital Management, Inc. in Schedule 13G filed with the SEC on March 1, 2006. Wells Fargo Capital Management Inc.’s address is 525 Market Street, San Francisco, California 94104. It is a subsidiary of Wells Fargo & Company. Wells Fargo Capital Management, Inc. has voting power with respect to 455,289 shares and sole dispositive power with respect to 1,144,424 shares.
(8) Includes 4,200 shares owned by Mr. Bringard’s children.

Employment agreements

We have entered into employment agreements with Thomas D. Peschio, our President and Chief Executive Officer, and Nancy D. Olson, our Treasurer and Chief Financial Officer.

Thomas D. Peschio	Mr. Peschio’s employment agreement provides that he receives an annual base salary of $350,000 with minimum annual increases based upon the Consumer Price Index. Mr. Peschio will be entitled to receive annual bonuses of 40%, 60% or 80% of his annual base salary, subject to specified financial performance goals to be established yearly by our compensation committee and Mr. Peschio.

The initial term of Mr. Peschio’s employment agreement is five years. After the initial term, the agreement will automatically extend for additional one year periods unless GPT or Mr. Peschio elects not to extend the agreement. If Mr. Peschio’s employment ends for any reason, we will pay accrued salary, bonuses and incentive payments already determined, and other existing obligations. In addition, if we terminate Mr. Peschio’s employment without cause, if Mr. Peschio is terminated as a result of death or total disability or if Mr. Peschio voluntarily terminates his employment for good reason, we must pay all the amounts due under the employment agreement, including base salary and a bonuses equal to the prior year’s bonus, but not less than $150,000 per year, for a number of years equal to the greater of the remainder of the initial term of the employment agreement or three years. Additionally, in the event of a termination by us for any reason other than for cause, or if Mr. Peschio voluntarily terminates his employment for good reason, including a change in control, all of the unvested restricted shares granted to Mr. Peschio will fully vest. In that event we are obligated to reimburse Mr. Peschio for the cost of any federal excise that is assessed upon him. If Mr. Peschio’s employment ends for cause or due to a voluntary termination on the part of Mr. Peschio other than for good reason, then any unvested restricted shares granted to Mr. Peschio will terminate unless otherwise agreed to by us.
If we fail to renew Mr. Peschio’s employment agreement upon the expiration of its term, Mr. Peschio will receive a lump sum payment equal to two years of his most recent base salary plus the average of his yearly bonus awards for the previous two years. Additionally, all unvested restricted shares granted to Mr. Peschio will fully vest.

Nancy D. Olson	Ms. Olson’s employment agreement provides that she receives an annual base salary of $130,000 with minimum annual increases based on the Consumer Price Index. Ms. Olson is also eligible to receive annual bonuses as approved by the Compensation Committee and the Board.
The initial term of the agreement is three years. At the end of the initial three year term, Ms. Olson’s employment will automatically extend for additional one year periods unless GPT or Ms. Olson elects not to extend the employment. We may terminate Ms. Olson’s employment with appropriate notice with or without cause.
If we terminate Ms. Olson’s employment without cause, if Ms. Olson’s employment is terminated as a result of her death or total disability or if Ms. Olson voluntarily terminates her employment for good reason, we must pay all the amounts due under her employment agreement, including base salary and a bonus equal to the prior year’s bonus. Additionally, in the event of a termination by us for any reason other than for cause, or if Ms. Olson voluntarily terminates her employment for good reason, all of the unvested restricted shares granted to Ms. Olson will fully vest. If Ms. Olson’s employment ends for cause or due to her voluntary termination other than for good reason, then any unvested restricted shares granted to Ms. Olson will terminate unless otherwise agreed to by us.

Tax consequences for compensation	Section 162(m) of the Internal Revenue Code generally prohibits a tax deduction to public companies for annual compensation over $1 million paid to each of the corporation’s chief executive officer and four other most highly compensated executive officers, except to the extent such compensation qualifies as ‘performance-based.‘ Provided that our business objectives are met, we intend to structure future incentive compensation arrangements for our executive officers in a manner that will allow such compensation to be fully deductible for Federal income tax purposes.

Compensation Committee report on executive compensation

Our executive compensation program is administered by the Compensation Committee. The Compensation Committee approves compensation objectives and policies as well as compensation plans and specific compensation levels for all executive officers.

Compensation policies	The Compensation Committee seeks to provide a total compensation package that will motivate and retain key employees. The Compensation Committee also seeks to provide incentives to achieve short and long-term business objectives that will enhance the value of our stock. When determining compensation amounts, the Compensation Committee considers (1) the base salary levels of executives with similar responsibilities in companies in a similar line of business, (2) the executive’s experience in his or her position and in the line of business as well as his or her performance over a sustained period of time, (3) the historical and projected financial performance and operating of GPT, and (4) performance of the individual executive. A review of the financial performance includes such measures as revenues, funds from operations, operating margin, net income, return on stockholders’ equity, return on revenues and total market value. The Compensation Committee makes a subjective determination based upon all such factors. The executive officers’ compensation has three components: (1) base salary, (2) cash and/or stock bonuses, and (3) long-term incentive compensation.

Long-term incentive compensation	Long-term incentive compensation opportunities are possible through stock options, stock appreciation rights, restricted stock awards, phantom stock unit awards, performance share unit awards and other stock bonus awards under our equity incentive plan. To date, there have been awards of restricted stock as bonuses to the CEO and CFO in 2004 and to the CFO in 2006 as described above in “Executive compensation”.

Compensation elements for senior executive officers	The key elements of our executive compensation program are:
1. Base Salary. The base salaries for our Chief Executive Officer and Chief Financial Officer have been agreed to by the Company in separate employment agreements with the CEO and CFO, respectively. These salaries were established after taking into account competitive market compensation paid by other companies for similar positions and given the particular talents and skills sets of the individuals involved. For further details, see the discussion above under ‘Competitive employment agreements.‘

2. Performance Bonus. For 2005, Board and management determined that the Company’s principal business objective should be the acquisition of additional qualified properties for its portfolio using proceeds from the Company’s initial public offering in 2004 together with long term mortgage money. Accordingly, the Compensation Committee and Mr. Peschio agreed upon a formula for his 2005 annual bonus based solely on the Company’s completed property acquisitions.
The amount of Mr. Peschio’s bonus had the potential to be a minimum of 40 percent of base salary increasing to as much as 80 percent of base salary if the aggregate purchase price of properties acquired in 2005 exceeded specific thresholds. The bonus figure as a percent of base salary was prorated between 40 percent and 80 percent to the extent that the aggregate purchase price of the acquired properties fell between specific thresholds.
After the end of 2005, the Compensation Committee reviewed the Company’s acquisitions for the year. Certain properties were judged to have been part of the completed acquisition category although a formal closing and transfer of title did not occur until early 2006. The committee decided that the properties in question had completed all but the formalities for acquisition by the Company, and for reasons based on the best interests of the Company particularly cost savings, management had chosen to defer the closings until early 2006.
The committee therefore awarded Mr. Peschio the minimum bonus which he could receive pursuant to the terms of the performance bonus plan for 2005 amounting to $145,980 given that in the committee’s judgment the Company had achieved the acquisition threshold necessary to receive a performance bonus equal to 40 percent of base salary for 2005.
For 2006, the committee is awaiting completion of certain revisions to the Company’s 2006 business plan and budget before it and Mr. Peschio come to final terms on the conditions for his annual performance bonus for this year. It is expected that the conditions will be agreed upon in the near future.
3. CEO Perquisites. Under his employment agreement, Mr. Peschio is provided with perquisites that we believe are reasonable, competitive and consistent with the Company’s overall executive compensation program. These perquisites include a car allowance of $1,200 per month (together with reimbursement for related operating expenses, taxes, insurance and fees); reimbursement for tax preparation and financial planning costs up to $7,500 annually; a contribution of $8,400 to Mr. Peschio’s 401(k) plan for 2005 and payment of premiums for whole life insurance on Mr. Peschio of $500,000, with Mr. Peschio, or his assignee, as the owner of the policy.
Compensation Committee Jerry D. Bringard Philip S. Cottone Richard H. Schwachter

Compensation committee interlocks and insider participation

There are no Compensation Committee interlocks and none of our employees serve on the Compensation Committee.

Audit Committee report

As noted above, the Audit Committee consists entirely of independent directors and operates under a written charter adopted by the Board.
Management is responsible for the Company’s internal controls, preparation of the Company’s consolidated financial statements and the financial reporting process. The independent auditors, Ernst & Young LLP (an independent registered public accounting firm) is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management has represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2005 were prepared in accordance with U.S. generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee further discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) as amended.
The independent auditors also provided the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee has discussed with the independent auditors that firm’s independence.
Based on the review discussions and representations referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.
Audit Committee: Robert M. Ames Jerry D. Bringard Philip S. Cottone

Stock Performance Graph

The following graph compares the cumulative total stockholder return for the period from January 4, 2004, the date of the Company’s Initial Public Offering, through December 31, 2005, among Government Properties Trust, Inc., the Standard & Poor’s 500 Index and the National Association of Real Estate Investment Trusts, Inc. Equity REIT Total Return Index (the “Equity REIT Index”). The Equity REIT Index includes all tax-qualified equity REITs listed on the New York Stock Exchange, the American Stock Exchange and the NASDAQ Stock Market.
The stock performance graph assumes an investment of $100 in each of Government Properties Trust, Inc. and the two indices, and the reinvestment of any dividends. The historical information set forth below is not necessarily indicative of future performance. The data shown is based on the share prices or index values, as applicable, at the end of each month shown.

The actual returns on the graph above are as follows:

	Jan. 26,	Dec. 31,	Dec. 31,
Name	2004	2004	2005

Government Properties Trust, Inc.	$100.00	$104.60	$105.30
S&P 500 Index	$100.00	$108.88	$114.22
Equity REIT Index	$100.00	$126.12	$141.46

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Securities Exchange Act requires our executive officers and Directors to file reports of ownership of our securities with the SEC. Based on our knowledge and certifications received from our executive officers and Directors, we believe that all Section 16(a) filing and disclosure requirements for 2005 were satisfied.

Additional Matters

Stockholder proposals	Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement for our 2007 annual meeting of stockholders, the proposal must be received by us at our principal executive offices at 13625 California Street, Suite 310, Omaha, Nebraska 68154 by December 29, 2006. The proposals should be sent to the attention of our Corporate Secretary.

Under our bylaws, a stockholder must follow specified procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. For further information, you may obtain a copy of our bylaws without charge by sending a written request to Government Properties Trust, Inc., 13625 California Street, Suite 310, Omaha, Nebraska 68154.
The Board is not aware of any matters that are expected to come before the 2006 annual meeting other than those referred to in this proxy statement. If any other matter should come before the annual meeting, the persons named in the accompanying proxy intend to vote the proxies using their best judgment.
The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand or to acknowledge the nomination of any person and other interested parties made in compliance with these procedures.

Director Attendance Of Annual Meeting	Our policy is to encourage our Board members to attend our annual meeting of stockholders. Four of our six directors attended the 2005 annual meeting of stockholders.

Stockholder communications	Stockholders who wish to communicate with our directors, or only our non- management directors, regarding the Company may send such communications to the directors in care of our Corporate Secretary, 13625 California Street, Suite 310, Omaha, Nebraska 68154. Our Corporate Secretary will forward all communications to the appropriate directors. Our corporate governance policies, Code of Business Conduct and Ethics, and our Board committee charters are available on the Company’s website at www.gptrust.com. This information is also available in print to any shareholder who requests it in writing addressed to our Corporate Secretary.
You may obtain a copy of our Annual Report on Form 10-K without charge by sending a written request to Government Properties Trust, Inc., 13625 California Street, Suite 310, Omaha, Nebraska 68154. Our Annual Report on Form 10-K is also available at www.gptrust.com.
Thomas D. Peschio President and Chief Executive Officer

Omaha, Nebraska April 26, 2006

Government Properties Trust, Inc.
ANNUAL MEETING OF STOCKHOLDERS
Thursday, June 1, 2006
1:00 p.m.
Omaha Regency Marriott
10220 Regency Circle
Omaha, NE 68114

Government Properties Trust, Inc. 13625 California Street, Suite 310 Omaha, Nebraska 68154	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Government Properties Trust, Inc. (the “Company”) to be held on June 1, 2006 and any postponements or adjournments thereof.
The shares of stock you own will be voted as you specify below. If no choice is specified, your shares will be voted “for” each Director nominee and “for” ratification of the selection of the independent auditors.
By signing this proxy, you revoke all prior proxies and appoint Jerry D. Bringard and Thomas D. Peschio, or either of them, as proxies with full power of substitution, to vote your shares on the matters shown below and any other matter which may properly come before the Annual Meeting and all postponements or adjournments thereof.

See reverse for voting instructions

Please detach here

The Board of Directors Recommends a Vote FOR each nominee.

1.	Election of directors:	01 Jerry D. Bringard	04 Robert M. Ames	☐	Vote FOR	☐	Vote WITHHELD
		02 Philip S. Cottone	05 Robert A. Peck		all nominees		from all nominees
		03 Thomas D. Peschio	06 Richard H. Schwachter		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
The Board of Directors Recommends a Vote FOR the Following Proposal:

2.	Ratify selection of independent auditors:	☐	FOR	☐	AGAINST	☐	Abstain

Address Change? Mark Box Indicate changes below:	☐	THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH NOMINEE, AND FOR RATIFYING THE SELECTION OF THE INDEPENDENT AUDITORS.

Date

Signature(s) in Box
Please sign exactly as your name appears on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.